Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Wolfe Axelrod Weinberger Associates LLC Stephen D. Axelrod, CFA/Donald C. Weinberger steve@wolfeaxelrod.com, don@wolfeaxelrod.com (212) 370-4500, (212) 370-4505 fax

LiqTech International, Inc. Announces the Appointment of
Sune Mathiesen as Chief Executive Officer and Director of LiqTech

BALLERUP, Denmark, July 29, 2014-- LiqTech International, Inc. (NYSE MKT:LIQT) (“LiqTech”) announces that effective today, Mr. Finn Helmer will be stepping down as Chief Executive Officer of LiqTech. The Board is pleased to announce that Mr. Sune Mathiesen, currently Chief Executive Officer of Provital Solutions A/S (“Provital”), has been appointed Chief Executive Officer and a Director of LiqTech. Mr. Mathiesen will assume these positions on July 30, 2014.

Mr. Mathiesen comes to the Company through LigTech’s recent acquisition of Provital; his long experience in executive management, technical sales and turnarounds will greatly benefit LiqTech. The Board seeks to shift the emphasis of the Company towards strategically marketing its products and filtration solutions in order to accelerate revenue growth of the combined LiqTech/Provital business.

Mr. Mathiesen acquired the Provital business several years ago, taking it from the product development stage to a profitable and fast growing business. Sune’s leadership helped Provital develop and successfully market a unique range of small footprint, cost-effective filtration solutions to the swimming pool and large water park markets. Prior to Provital, Mr. Mathiesen worked as a country manager for Broen A/S, a Danish industrial flow control business.

Aldo Petersen, Chairman of LiqTech, noted, “The Board wishes to extend its appreciation to Finn for the important contributions he made to the Company during his tenure, particularly the notable improvements in our production processes. Under his leadership, the Company made great strides in developing the highest quality silicon carbide membranes and driving the development of a 4-nanometer silicon carbide membrane that could result in direct desalination. The Board and I wish Finn continued future success as he takes his considerable talents to the next opportunity.”

Commenting further, Mr. Petersen stated, “The Board welcomes Sune and his employees to the LiqTech family and we are confident that this acquisition will provide important applications technology and marketing leadership to the Company. LiqTech must now shift its focus to improving our sales and marketing success; areas where Sune has demonstrated considerable ability. We intend to expand the combined LiqTech/Provital sales force to meaningfully improve our ability to close more sales opportunities.”

Remarking on the acquisition of Provital and becoming Chief Executive Officer of LiqTech, Mr. Mathiesen stated, “I am very excited to accept this challenge of leading the growth of the combined LiqTech/Provital business. I am very familiar with LiqTech and its products, as my company, Provital Solutions A/S, has worked with LiqTech for the past five years and has used its silicon carbide membranes as the core technology in our integrated filtration systems. We know first-hand the intrinsic value of its disruptive silicon carbide membrane technology, particularly its potential in solving many water-related problems.”

In commenting further, Mr. Mathiesen noted, “My confidence in achieving the benefits of combining LiqTech and Provital, and the belief that we are on the cusp of significant growth were major reasons why I asked for no cash compensation in the sale of Provital but agreed instead to exchanging my shareholding in Provital for shares in LiqTech. Further, I willingly accepted aggressive future sales and EBITDA targets for Provital in order to achieve full value for the sale of Provital.”

ABOUT LIQTECH INTERNATIONAL, INC.

LiqTech International, Inc., a Nevada corporation, is a clean technology company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide filters, particularly highly specialized filters for the control of soot exhaust particles from diesel engines and for liquid filtration. Using nanotechnology, LiqTech develops products using proprietary silicon carbide technology. LigTech’s products are based on unique silicon carbide membranes which facilitate new applications and improve existing technologies. For more information, please visit www.liqtech.com.

Follow LiqTech on LinkedIn: http://www.linkedin.com/company/liqtech-international

Follow LiqTech on Twitter: https://twitter.com/LigTech

ABOUT PRO VITAL SOLUTIONS A/S

Provital Solutions A/S is a Danish company headquartered in Hobro, Denmark. Provital has developed the “Provital Filtration System,” a new standard of water filtration technology to meet the increasing demand for higher water quality. The employees of Provital are highly experienced within the field of water filtration. Provital’s filtration systems are designed for local public swimming pools or large water parks and achieve a higher standard for water treatment technology by incorporating advanced LiqTech silicon carbide liquid filtration membranes that offer significantly higher flux as compared to other filter types. The Provital System focuses on the reduction of water use in back washing and reduced energy consumption, chlorine use, and maintenance expense. For more information, please visit www.provital.dk/

Forward-Looking Statements: This press release contains “forward-looking statements.” Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

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